Exhibit 99.1

Contact:

Walter Parks

Chief Operating Officer

bebe stores, inc.

(415) 715-3900

bebe stores, inc.

Announces Fourth Quarter Results

BRISBANE, CALIF. – August 23, 2012 – bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the fourth quarter ended June 30, 2012. In the second fiscal quarter of the prior year, the Company closed its remaining 25 PH8 stores, with the entire PH8 division results being presented as discontinued operations for all periods herein.

Net sales from continuing operations for the fourth quarter of fiscal 2012 were $131.5 million, a decrease of 0.6% from $132.3 million in the fourth quarter a year ago. As previously reported, comparable store sales for the quarter ended June 30, 2012 decreased 2.5 % compared to an increase of 7.5% in the prior year.

Gross margin from continuing operations as a percentage of net sales decreased to 40.2% in the fourth quarter of fiscal 2012, compared to 41.1% in the fourth quarter of fiscal 2011. The decrease in gross margin as a percentage of net sales from the prior year was primarily due to an increase in other costs including in-house production.

SG&A expenses from continuing operations for the fourth quarter of fiscal 2012 were $47.5 million, or 36.1% of net sales, compared to $46.6 million, or 35.2% of net sales, for the same period of the prior year. The increase over the prior year was primarily due to higher compensation expenses including incentive compensation.

The effective tax rate from continuing operations for the fourth quarter of fiscal 2012 was 46.4% compared to 40.8% in the fourth quarter of fiscal 2011. The higher tax rate in the current fourth quarter was due to various discrete items, including elective changes to certain state apportionment factors and the cumulative impact of those changes on the related deferred balances.

Net income from continuing operations for the fourth quarter of fiscal 2012 of $3.0 million, or $0.04 per share, on 84.4 million diluted shares outstanding compared to $4.7 million, or $0.06 per share, on 84.2 million diluted shares outstanding for the same period of the prior year.

Net sales from continuing operations for the year ended June 30, 2012 were $530.8 million, up 7.6% from $493.3 million for the year ended July 2, 2011. Comparable store sales for the year ended June 30, 2012 increased 5.3% compared to an increase of 0.6% in the prior year.

Gross margin from continuing operations as a percentage of net sales increased to 39.8% for the fiscal year ended June 30, 2012, compared 38.9% in fiscal 2011. The increase in gross margin as a percentage of net sales from the prior year was primarily due to positive occupancy leverage.

SG&A expenses from continuing operations were $191.7 million, or 36.1% of net sales, for the fiscal year ended June 30, 2012, compared to $185.9 million, or 37.7% of net sales, for the prior fiscal year. The overall dollar increase in SG&A expenses of the current year primarily related to the increases in compensation expenses including incentive compensation.

The effective tax rate from continuing operations for the fiscal year ended June 30, 2012 was 42.4% compared to 39.8% in prior year. The higher tax rate in the current year was due to various discrete items, including elective changes to certain state apportionment factors and the cumulative impact of those changes on the related deferred balances.

Net earnings from continuing operations for the fiscal year ended June 30, 2012 were $11.7 million compared to $4.1 million in the prior year. Earnings per share from continuing operations for the fiscal year ended June 30, 2012 was $0.14 per share on 84.4 million diluted shares outstanding, compared to $0.05 per share on 84.3 million diluted shares outstanding in the prior year.

Net loss from discontinued operations for the prior year ended July 2, 2011 was $5.8 million, or $0.07 per share, on 84.3 million diluted shares outstanding.

For the fiscal year 2012, the Company’s capital expenditures were approximately $45 million including the purchase of the distribution center of $18 million. Depreciation expenses for the fiscal year were approximately $20 million.

During the quarter ended June 30, 2012, the Company opened 3 2b bebe stores and closed 2 bebe stores. For the fiscal year 2012, the Company opened 5 bebe stores and 8 2b stores, and closed 13 bebe stores, including 1 conversion from bebe to 2b.

For the first quarter of fiscal 2013, the Company currently anticipates comparable store sales to decrease in the mid to high-single digit range in light of the current trend. Depending on actual sales and markdowns, the net loss from continuing operations for the first quarter of 2013 is expected to be in the range of $0.01 – $0.04 per share, compared to a net income of $0.03 per share in the prior year. Given the planned growth initiatives, our SG&A for the current year assumes higher compensation and advertising expenses. The Company is currently anticipating an effective tax rate of approximately 41.0% for fiscal 2013.

For the fiscal year 2013, the Company’s capital expenditures are anticipated to be $27 million which will include capital expenditures for new stores, remodels, store expansions, information technology systems and office improvements.

For the fiscal year 2013, the Company anticipates opening 5 bebe stores and 6 2b stores, and closing up to 12 bebe stores and one 2b pop-up store, which will result in no change to total store square footage from the end of fiscal year 2012. In addition, our international licensees are anticipated to add up to 25 points-of–sale for the year.

Inventories per square foot at the end of the first quarter of fiscal 2013 are anticipated to increase in the low to mid-teens given the anticipated increase in Average Unit Cost for elevated product offerings, investment in wear-to-work and increase in inventory resulting from our localization strategy, compared to a 1% increase in the first quarter of fiscal 2012.

bebe stores, inc. will host a conference call today at 1:30 P.M. Pacific Time to discuss fourth quarter results. Interested parties are invited to listen to the conference by calling 1-866-893-0531. A replay of the call will be available for approximately two weeks by calling 1-855-859-2056 and entering in conference ID number 41808805. A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, BEBE SPORT, bbsp and 2b bebe brand names. bebe currently operates 247 stores, of which 199 are bebe stores, including the on-line store bebe.com, and 48 are 2b bebe stores, including the on-line store 2bstores.com. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico, Canada and Japan. bebe also distributes and sells bebe branded product through both its licensees in approximately 20 countries.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company's annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(Dollars in thousands)

	June 30	July 2
	2012	2011
Assets
Cash and equivalents	$104,982	$95,177
Available for sale securities	76,428	96,371
Inventories, net	33,292	33,448
Total current assets	245,636	249,355
Available for sale securities	60,002	64,964
Property and equipment, net	114,707	92,500
Total assets	450,420	441,122
Liabilities and Shareholders’ Equity
Total current liabilities	$48,188	$44,658
Total liabilities	88,300	84,869
Total shareholders’ equity	362,120	356,253
Total liabilities and shareholders’ equity	450,420	441,122

bebe stores, inc.

STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands except per share data and store statistics)

	For the Three Months Ended				For the Years Ended
	June 30,		July 2,		June 30,		July 2,
	2012	%	2011	%	2012	%	2011	%
Net sales	$131,537	100.0%	$132,318	100.0%	$530,831	100.0%	$493,274	100.0%
Cost of sales, including production and occupancy	78,685	59.8	77,883	58.9	319,758	60.2	301,464	61.1

Gross margin	52,852	40.2	54,435	41.1	211,073	39.8	191,810	38.9
Selling, general and administrative expenses	47,501	36.1	46,592	35.2	191,666	36.1	185,921	37.7

Operating income	5,351	4.1	7,843	5.9	19,407	3.7	5,889	1.2
Interest and other income, net	289	0.2	157	0.1	931	0.2	852	0.2

Income from continuing operations before income taxes	5,640	4.3	8,001	6.0	20,338	3.9	6,741	1.4
Income tax provision	2,620	2.0	3,264	2.5	8,617	1.6	2,685	0.6

Income from continuing operations, net of tax	3,020	2.3	4,737	3.6	11,721	2.3	4,056	0.8
Loss from discontinued operations, net of tax	—	—	—	—	—	—	(5,835)	(1.2)

Net income (loss)	$3,020	2.3%	$4,737	3.6%	$11,721	2.3%	$(1,779)	(0.4)%

Basic per share amounts:
Income from continuing operations, net of tax	$0.04		$0.06		$0.14		$0.05
Loss from discontinued operations, net of tax	—		—		—		(0.07)

	$0.04		$0.06		$0.14		$(0.02)

Diluted per share amounts:
Income from continuing operations, net of tax	$0.04		$0.06		$0.14		$0.05
Loss from discontinued operations, net of tax	—		—		—		(0.07)

	$0.04		$0.06		$0.14		$(0.02)

Basic weighted average shares outstanding	84,346		84,080		84,235		84,225
Diluted weighted average shares outstanding	84,449		84,184		84,402		84,322
Number of stores open at beginning of period	251		249		252		297
Number of stores opened during period	3		3		13		10
Number of stores closed during period	2				13		55
Number of stores open at end of period	252		252		252		252
Number of stores expanded/relocated during period	4		1		5		4
Total square footage at end of period (000’s)	1,008		1,010		1,008		1,010